Exhibit 3(a)(4)

                    NORTHWESTERN PUBLIC SERVICE COMPANY
               CERTIFICATE OF RETIREMENT OF PREFERRED STOCKS


     Northwestern Public Service Company (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Law") hereby certifies as follows:
     1. The Company, in compliance with the provisions of its Restated Certificate of Incorporation and resolutions of its Board of Directors, has, on the dates shown below redeemed 1300 shares of Company's issued and outstanding 5 1/4% Cumulative Preferred Stock (1961 Series), par value $100 each, as follows:
          300 shares redeemed on June 1, 1992
          300 shares redeemed on June 1, 1993
          300 shares redeemed on June 1, 1994
          300 shares redeemed on June 1, 1995
          100 shares redeemed on June 1, 1996

     2. Pursuant to the provisions of Section 243 of the Law, said redeemed shares have the status of retired shares, and the Restated Certificate of Incorporation of the Company prohibits the reissue of said shares as part of the same series when so redeemed so that such shares resume the status of authorized and unissued shares of the class, but not of the series, to which they belong. Upon this Certificate becoming effective as provided by law, the Restated Certificate of Incorporation of the Company shall hereby be further amended so as to reduce the number of authorized shares of the series to which such redeemed and retired shares belong, by the number of shares redeemed and retired as stated above.
     3. The shares of the 5 1/4% Cumulative Preferred Stock (1961 Series) of the Company redeemed and retired as stated above constitute all of the outstanding shares of the series to which said shares belong.
     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by M. D. Lewis, its President and Chief Executive Officer, and attested by Alan D. Dietrich, its Corporate Secretary, this 20th day of June, 1996.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By   /s/ M.D. Lewis
                    ______________________________________
                         M. D. Lewis, President & CEO
Attest:

/s/ Alan D. Dietrich
______________________________
Alan D. Dietrich, Corporate Secretary

(Corporate Seal)